UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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August Technology Corporation
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 25, 2005

TO THE SHAREHOLDERS OF AUGUST TECHNOLOGY CORPORATION:

The 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of August Technology Corporation (the “Company”) will be held at our world headquarters at 4900 West 78th Street, Bloomington, Minnesota at 3:30 p.m. on Wednesday, May 25, 2005, for the following purposes:

1.     To set the number of members of the Board of Directors at six (6).

2.     To elect two (2) Class II Directors.

3.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm.

4.     To take action on any other business that may properly come before the meeting or any adjournment thereof.

Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and our 2004 Annual Report.

Only shareholders of record as shown on the books of the Company at the close of business on April 13, 2005 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense to the Company.

BY ORDER OF THE BOARD OF DIRECTORS
May 2, 2005	Jeff L. O’Dell
Bloomington, Minnesota	Chairman and Chief Executive Officer

AUGUST TECHNOLOGY CORPORATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
May 25, 2005

The accompanying Proxy is solicited by the Board of Directors of August Technology Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on May 25, 2005, at the location and for the purposes set forth in the Notice of Annual Meeting of Shareholders and at any adjournments thereof.

The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our Common Stock, will be borne by the Company.  Directors and Executive Officers of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.  “Directors” is defined as current members of the Board of Directors, and “Executive Officers” is defined as all Board elected executive officers.  We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist us in the solicitation of proxies and provide related informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Any shareholder giving a Proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other Board-elected officer of the Company or by filing a later-dated written Proxy with a Board-elected officer of the Company.  Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to a Board-elected officer of the Company before the Proxy to be revoked or superseded is used at the Annual Meeting.  Proxies will be voted as specified by the shareholders.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock entitled to vote shall constitute a quorum for the transaction of business.  If a broker returns a “non-vote” proxy, indicating a lack of voting instructions by the beneficial holder and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.  If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter.  An abstention as to any proposal will, therefore, have the same effect as a vote against the proposal.  Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

The mailing address of the principal executive office of the Company is 4900 West 78th Street, Bloomington, Minnesota 55435.  The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on approximately May 2, 2005.

OUTSTANDING SHARES AND VOTING RIGHTS

Our Board of Directors has fixed the close of business on April 13, 2005 (the “Record Date”) as the record date for determining shareholders entitled to vote at the Annual Meeting.  Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting.  At the close of business on the Record Date, 17,970,596 shares of our Common Stock were issued and outstanding.  The Common Stock is the only outstanding class of capital stock of the Company.  Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.  Holders of Common Stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

The following table presents the number of shares of our Common Stock owned on April 13, 2005 by all persons who are beneficial owners of more than five percent of the Company’s Common Stock, the Company’s directors and nominees, the Executive Officers identified in the Summary Compensation Table included elsewhere in this Proxy Statement and all current directors and Executive Officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)(2)	Of Shares Beneficially Owned, Amount that May be Acquired Within 60 Days by Option Exercise	Percent of Outstanding Shares (2)

Jeff L. O’Dell (3)	1,103,936	13,250	6.1
David L. Klenk	140,009	137,759		*
D. Mayson Brooks	102,869	99,982		*
Stanley D. Piekos	82,464	82,464		*
Cory M. Watkins	39,156	39,156		*
Linda Hall Whitman	32,354	32,354		*
Lynn J. Davis	—	—		*
James A. Bernards (4)	117,796	42,708		*
Roger E. Gower	43,796	43,796		*
Michael W. Wright	51,026	51,026		*
U.S. Bancorp (5)	1,011,646	—	5.6
Wellington Management Company, LLP (6)	1,078,500	—	6.0
All current directors and Executive Officers as a group (11 persons) (4)(7)	1,646,628	477,967	8.9

*       Less than one percent.

(1)          Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned.

(2)          Amounts include shares, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable either currently or within 60 days after April 13, 2005. Pursuant to SEC rules, shares deemed beneficially owned by virtue of an individual’s right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3)          The address for Jeff L. O’Dell is c/o August Technology Corporation, 4900 West 78th Street, Bloomington, Minnesota 55435. See note (5).

(4)          Includes 50,000 shares held by Dougherty Summit Opportunity Fund I (the “Dougherty Fund”).  Mr. Bernards is the President of BS Cap, LLC which does business as Brightstone Capital, which manages the Dougherty Fund; provided, however, pursuant to an agreement, Mr. Bernards has no control over the voting or disposition of the shares held by the Dougherty Fund.

(5)          Includes 991,686 shares beneficially owned by Jeff L. O’Dell; Mr. O’Dell has sole voting power and dispositive power over such shares.  U.S. Bancorp, as agent, and U.S. Bancorp Asset Management, Inc. (“U.S. Bancorp”) have shared voting and dispositive power over 16,500 shares, sole voting and dispositive power over 3,460 shares and no voting or dispositive power over the remaining shares.  We have relied on a Schedule 13G as of December 31, 2004 and filed with the Securities and Exchange Commission on January 31, 2005 by U.S. Bancorp and other information available to us.

(6)          Wellington Management Company, LLP (“WMC”) has shared power to dispose or direct the disposition of all of the shares.  WMC has shared power to vote or direct the vote for 728,500 of the shares and has no power to vote or direct the vote of the remaining shares.  The shares are held by clients of WMC.  WMC is located at 75 State Street, Boston, Massachusetts 02109.  We have relied on information contained in a Schedule 13G as of December 31, 2004 which was filed with the Securities and Exchange Commission on February 14, 2005 by WMC and its wholly owned subsidiary and a bank, Wellington Trust Company, NA.

(7)          All of the directors and Executive Officers of August Technology have entered into voting agreements with Nanometrics Incorporated, under which they have granted an irrevocable proxy to the Nanometrics Board of Directors to vote all of their respective shares of August Technology Common Stock in favor of a proposed merger with Nanometrics Incorporated pursuant to the Agreement and Plan of Merger and Reorganization dated January 21, 2005 by and among Nanometrics Incorporated, Major League Merger Corporation (a wholly-owned subsidiary of Nanometrics), Minor League Merger Corporation (also a wholly-owned subsidiary of Nanometrics) and August Technology if such merger is voted on by our shareholders.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than three (3) nor more than nine (9).  The Board of Directors recommends that the number of directors be set at six (6), the number of directors currently on the Board.

The Bylaws provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year.  Only directors who are members of Class II will be elected at the Annual Meeting.  The Governance and Nominating Committee of the Board of Directors nominates Linda Hall Whitman and Lynn J. Davis for reelection as Class II directors of the Company, both of whom are current directors, with Mr. Davis being elected by the Board of Directors as a Class II director on March 30, 2005.  If elected, Linda Hall Whitman and Lynn J. Davis will each serve a three-year term as a Class II director until their successors are duly elected and qualified.  The Class I and Class III directors will continue serving until 2007 and 2006, respectively.

The Bylaws under Section 3.2 provide that between annual meetings of the shareholders the Board of Directors may increase the authorized number of directors to no more than nine (9).  Although the Governance and Nominating Committee is not actively seeking additional Board members, the Committee may nominate additional directors if candidates meeting the committee’s criteria become available.  As a result, new candidates may be presented to the Board under the terms of the Bylaws for election.  The Bylaws require that if the number of directors is changed that any increase shall be apportioned by the Board of Directors among the classes so as to maintain, as nearly as possible, an equal number of directors in each class.  The Bylaws further require that if the number of directors is changed, any increase that makes it impossible to maintain an equal number of directors in each class, the director causing the increase shall be allocated to the class with the longest term.

In the absence of other instruction, the Proxies will be voted for the Class II nominees.  If, prior to the Annual Meeting, it should become known that either Linda Hall Whitman or Lynn J. Davis will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies may be voted for such substitute nominee as selected by the Board of Directors.  Alternatively, the Proxies may, at the Board’s discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence.  The Board of Directors has no reason to believe that either Ms. Whitman or Mr. Davis will be unable to serve.

Under applicable Minnesota law, the election of the Class II nominees requires the affirmative vote of the holders of a plurality of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.

Following is current information about the Class II nominees and all other current directors whose terms will continue.

Name	Age	Position with the Company	Class/ Term Expires	Director Since
Linda Hall Whitman	56	Director	II - 2005	2002
Lynn J. Davis	58	President, Chief Operating Officer and Director	II - 2005	2005
James A. Bernards	58	Director	III - 2006	1998
Roger E. Gower	64	Director	III - 2006	1998
Jeff L. O’Dell	44	Chief Executive Officer and Chairman of the Board	I - 2007	1994
Michael W. Wright	58	Director	I - 2007	2000

Linda Hall Whitman has been Chief Executive Officer of MinuteClinic, Inc., a medical services company, since May of 2002.  Prior to that, Ms. Whitman was President of Ceridian Performance Partners from 1996 to 2000 and Vice President of Ceridian’s Business Integration from 1995 to 1996.  From 1980 to 1995, Ms. Whitman held various positions at Honeywell including Vice President of Consumer Business Group; Director of Home Systems; Director of Marketing for HVAC Commercial Controls; Director of Customer Service, Traffic and Distribution; Director of Information Technology; International Market Manager; and Strategic Marketing Manager.  Since 1999, Ms. Whitman has served on the Ninth District Federal Reserve Bank Board.  She currently also serves as a director of two other public companies, Health Fitness Corporation and MTS Systems Corporation, as well as for several private companies.

Lynn J. Davis joined August Technology as President and Chief Operating Officer in March 2005 and was also elected to the Board of Directors.  Mr. Davis has been a general partner of Tate Capital Partners Fund, LLC, a private investment firm, since August, 2002.  Mr. Davis served as President and Chief Operating Officer of ADC Telecommunications, Inc. for most of 2001 and was the President of the Broadband Connectivity Group (BCG) of ADC Telecommunications from 1991 to February, 2001.  Prior to becoming President of the BCG, he held many leadership roles within ADC Telecommunications during his 28 year tenure with the company.  Mr. Davis is a director of Flexsteel Industries, Inc. and Parlex Corporation as well as chairman of the board of Infrared Solutions, Inc.  He holds a B.S. in electrical engineering from Iowa State University and a M.B.A. from the University of Minnesota.

James A. Bernards is currently President of Facilitation, Inc., a business consulting services company, and President of BS Cap, LLC doing business as Brightstone Capital, a venture capital fund manager.  Mr. Bernards was co-founder and President of the accounting firm of Stirtz, Bernards & Co. from May 1981 to June 1993.  He currently serves as a director of three public companies, Health Fitness Corporation, Entegris, Inc. and FSI International, Inc., as well as for several private companies.

Roger E. Gower has been Chairman of the Board, President, Chief Executive Officer and Director of Micro Component Technology, Inc. since April 1995.  Prior to that time, Mr. Gower was employed by Datamedia Corporation of Nashua, New Hampshire, a network and PC security software development company, where he served as President and Chief Executive Officer since 1991.  Prior to 1991, he was President and Chief Executive Officer of Intelledix, Inc., a Corvallis, Oregon-based manufacturer of robotic and automation systems for the semiconductor and disk drive manufacturing industries.

Jeff L. O’Dell co-founded August Technology in 1992 and has served as its Chief Executive Officer since 1992 and Chairman of the Board since 1994 and also served as its President from 1992 to 2001.  From August 1987 to August 1992, Mr. O’Dell was Director of Sales and Marketing for MicroVision Corporation, which develops and manufactures robotic and inspection systems.  From February 1985 to August 1987, Mr. O’Dell was a Field Applications Engineer for Cognex Corporation, which designs, develops and markets machine vision systems that are used to automate a wide range of manufacturing processes.  From March 1984 to February 1985, Mr. O’Dell served as a Systems Analyst for Control Data Corporation.

Michael W. Wright has been Chief Operating Officer of Entegris, Inc., a supplier to semiconductor manufacturers, since May of 2002.  Prior to that time, beginning in January of 2001, Mr. Wright was President of the microelectronics group of Entegris, Inc.  Prior to that time, beginning in 1998, he was Senior Vice President of Corporate Marketing of Entegris, Inc.  From 1996 to 1998, Mr. Wright was Vice President and General Manager of Integrated Solutions, Inc., a lithography supplier.  From 1995 to 1996, he was Director of International Design Corporation.  Mr. Wright is also the founder of Wright Williams and Kelly and a graduate of the U.S. Navy Nuclear Power Program.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

The Board adopted a Code of Ethics and Business Conduct and, in addition, a Code of Ethics for Financial Executives (principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions).  The Code of Ethics and Business Conduct sets forth the Company’s general principles with detailed explanations and responsibilities associated therewith.  The Code of Ethics and Business Conduct is available free of charge through our website at  www.augusttech.com and is available in print to any shareholder who sends a request for a paper copy to August Technology Corporation, Attn. Investor Relations, 4900 West 78th Street, Bloomington, Minnesota  55435.  August Technology intends to include on its website any amendment to, or waiver from, a provision of its code of ethics that applies to our Financial Executives that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Majority of Independent Directors; Committees of Independent Directors

The Board of Directors has determined that Linda Hall Whitman, James A. Bernards, Roger E. Gower and Michael W. Wright, constituting a majority of the Board of Directors, are “independent” as defined under the current listing standards of the Nasdaq Market since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.   Jeff L. O’Dell and Lynn J. Davis are precluded from being considered independent since they both currently serve as Executive Officers of the Company.

Each member of the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with Nasdaq rules.

Board and Committee Meetings

During the year ended December 31, 2004, the Board of Directors held five (5) regularly scheduled meetings and five (5) special meetings.  Each director except Jeff L. O’Dell attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he/she served; Jeff L. O’Dell was unable to attend some meetings due to health issues in the fall of 2004 but did attend 70% of the Board of Directors meetings in 2004.  The Board of Directors has three standing committees, an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.  The members of each committee are non-employee independent members of the Board.

The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company.  The Audit Committee is comprised of Roger E. Gower (Chairman), James A. Bernards and Michael W. Wright.  During 2004, the Audit Committee held six (6) meetings.

The Compensation Committee recommends the compensation for Executive Officers and other members of the senior leadership team of the Company.  The Compensation Committee is comprised of James A. Bernards (Chairman), Roger E. Gower and Linda Hall Whitman.  During 2004, the Compensation Committee held five (5) meetings.

The Governance and Nominating Committee is comprised of James A. Bernards (Chairman), Roger E. Gower, Linda Hall Whitman and Michael W. Wright.  In accordance with its written charter adopted by the Board of Directors, the Governance and Nominating Committee assists the Board of Directors with fulfilling its responsibility regarding any matters relating to corporate governance including selection of candidates for the Company’s Board of Directors.  During 2004, the Governance and Nominating Committee held four (4) meetings.

Compensation of Non-Employee Directors

Pursuant to the Company’s 1998 Board of Directors Compensation Plan, as amended July 29, 2003, our non-employee directors are entitled to compensation in the form of options and cash payments as set forth herein.  Upon initial election to the Board, a director is entitled an option to purchase 20,000 shares of the Company’s Common Stock, which option is exercisable to the extent of one-third of the shares immediately and on each of the first two anniversary dates.  Each director receives an option to purchase 6,500 shares of the Company’s Common Stock upon completion of each year of service, which option is exercisable immediately.  In addition, directors receive a $1,000 fee per meeting for attendance in person or by teleconference at each regularly scheduled Board meeting and a $500 fee per meeting for attendance in person or by teleconference at each regularly scheduled committee meeting.  Directors chairing any Board or committee meeting receive an additional $500 for that meeting.  For up to four special Board or committee meetings each year, directors receive a fee of $500 per meeting for attendance.  Further, each director receives a $500 stipend per month for providing guidance to the Company on an as needed basis.

Report of Audit Committee

The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors, namely Roger E. Gower, James A. Bernards and Michael W. Wright.  The Board of Directors and the Audit Committee believe that the Audit Committee’s member composition during 2004 currently satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committees, Rule 4310(c)(26)(B)(i), including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15).

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)                                  reviewed and discussed the audited financial statements with management;

(2)                                  discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)                                  reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No.1 and discussed with the independent auditors any relationships that may impact their objectivity and independence.

The written charter of the Audit Committee was attached as Appendix A to the Proxy Statement for the Company’s 2004 annual meeting.  Under its written charter, the Audit Committee’s primary duties and responsibilities are to:

(1)                                  Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

(2)                                  Coordinate, review and appraise the audit efforts of the Company’s independent accountants.

(3)                                  Communicate directly with the independent accountants, the financial and senior management and the Board of Directors regarding the matters related to the Committee’s responsibilities and duties.

The Committee must include at least three independent directors.  All Committee members shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand financial statements at the time of their appointment to the Committee.  In addition, at least one member of the Committee shall be an audit committee “financial expert.”  The Company has determined that James A. Bernards qualifies as a “financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
Roger E. Gower, Chair
James A. Bernards
Michael W. Wright

Compensation Committee Report on Executive Compensation

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee of the Board of Directors of the Company is composed of three of the Company’s independent directors, namely James A. Bernards, Roger E. Gower and Linda Hall Whitman.  None of the members of the Committee is or ever has been an employee or officer of the Company.

Overview and Philosophy.  In accordance with its written charter adopted by the Board of Directors, the Compensation Committee assists the Board of Directors with fulfilling its responsibility regarding compensation and benefits.  The purpose of the Committee is to review and make recommendations to the Board regarding all forms of compensation and benefits to be provided to the Executive Officers and other members of the senior leadership team of the Company and its Board, as well as to give oversight to bonus plans, incentives and benefit plans for all employees and consultants.  The Board has delegated to the Compensation Committee the full authority to approve stock option grants for all employees except Executive Officers.  The Compensation Committee has delegated to Board-elected officers its authority to approve new hire stock options for new hires that are not Executive Officers and have a base salary of less than $115,000 where the grants fit within a defined matrix, the highest level of which allows for a grant of no more than 7,000 options.

The Compensation Committee’s executive compensation policies are designed to enhance the financial performance of the Company and thus shareholder value, by aligning the financial interests of the Company’s Executive Officers with those of the Company’s shareholders.  Compensation of the Company’s Executive Officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentives in the form of stock options.

The Compensation Committee strives to reward the Company’s Executive Officers by focusing compensation on performance of the Company.  This is accomplished by reviewing an executive compensation study of comparable, publicly held, high technology companies prior to the start of each year.  As in previous years, for 2005 the Company has structured base pay at or near the 50th percentile market of the market and provided for above market incentive opportunities if the Company’s performance meets or exceeds its targets.  In 2003 and 2004, the overall compensation (base plus bonus) was structured to be at or near 100% of the 75th percentile of the market.  In 2005, the Compensation Committee has structured overall compensation (base plus bonus) to be at or near 110% of the 75th percentile of the market.  The Company pays incentive bonuses pursuant to its Annual Incentive Plan (the “AIP”), as described under “Bonuses” below based on achievement of key financial and strategic objectives and reviewed by an independent compensation consultant.  For 2005, an AIP has been established based on key financial and strategic objectives set by senior management and approved by the Board of Directors.  In addition, long-term incentives are based on stock performance through stock options under the Company’s 1997 Stock Incentive Plan (the “1997 Plan”).  The Compensation Committee believes that stock ownership by the Company’s Executive Officers is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value.  Overall, the Compensation Committee believes this philosophy and structure relating to base salaries, annual incentives and long-term incentives are in the best interests of the Company’s shareholders.

Base Salaries.  The Compensation Committee completed its annual review of the Executive Compensation Study in December 2003 and concluded that the base salaries of most of the Executive Officers were comparable or slightly below the base salaries for executive officers of comparable, publicly held, high technology companies.  Moderate base pay increases were approved and implemented January 1, 2004.

The Compensation Committee again reviewed an updated Executive Compensation Study in December 2004 and found that the Executive Officer base pay levels remained at or below the base salaries of executive officers of comparable, publicly held high technology companies.  Moderate base pay increases were approved for this group, to be implemented January 1, 2005.

Bonuses.  The Board of Directors maintains an Annual Incentive Plan for members of the management team consisting of target incentive awards directly linked to achievement of key corporate financial and strategic objectives and individual goals and objectives.  For 2004, all Executive Officers were measured entirely by achievement of the corporate financial objectives that included revenue growth compared to the semiconductor capital equipment industry, new product revenues, improved profitability and improved cash flow.  The corporate objectives for 2005 were approved by the Board effective December 30, 2004 and include the same general goals with different numeric targets.

Stock Options and Other Incentives.  The Company’s stock option program is the Company’s long-term incentive plan for Executive Officers and key employees.  The objectives of the program are to align the Executive Officer and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return and to enable executives to develop and maintain a significant, long-term ownership position in the Company’s Common Stock.

The Company’s 1997 Plan authorizes the Compensation Committee to award stock options restricted stock, stock appreciation rights and performance awards to Executive Officers and other employees.  Stock options are generally granted at hiring and from time to time thereafter for exceptional performance, with an option price equal to the fair market value of the Company’s Common Stock on the date of grant and vesting periods from immediately to five years.  The amount of stock options awarded is generally a function of the recipient’s salary and position in the Company.  The Company has not granted a significant number of stock options to Jeff L. O’Dell because he owns a significant number of shares of the Company’s Common Stock and so already has an interest aligned with shareholders.  Awards are intended to be competitive with other companies of comparable size and complexity, although the Compensation Committee has not conducted any thorough comparative analysis.

Benefits.  The Company provides medical and other insurance benefits to its Executive Officers which benefits are generally available to all Company employees.  The Company has a 401(k) plan in which all qualified employees, including the Executive Officers, may participate.  The amounts of perquisites allowed to Executive Officers, as determined in accordance with rules of the Securities and Exchange Commission, did not exceed 10% of salary in 2004.

Chief Executive Officer Compensation.  Jeff L. O’Dell served as the Company’s Chief Executive Officer in 2004.  His compensation was determined in accordance with the policies described above as applicable to all Executive Officers.  Mr. O’Dell’s salary was $203,000 on January 1, 2002, and no increases were implemented for 2002 due to the continuing industry downturn.  The Board of Directors approved 2002 increases, including an increase for Mr. O’Dell to $222,500, if and when industry conditions improve.  On January 1, 2003, Mr. O’Dell’s salary was increased to the 2002 level of $222,500 although no 2003 increase was implemented.  The 2003 increase was implemented on November 1, 2003 after the Company returned to profitability, increasing the base salary from $222,500 to $245,000.  His base salary was increased to $295,000 effective January 1, 2004 but thereafter reduced by ten percent to $265,500 in the fourth quarter of 2004 as part of the Company’s cost reductions in light of the industry slowdown.  On January 1, 2005, Mr. O’Dell’s salary was returned to $295,000 although no 2005 increase was implemented.  Mr. O’Dell did not receive a bonus in 2002 due to industry conditions.  He received a bonus of $121,938 for 2003 and $69,300 for 2004.

Members of the Compensation Committee
James A. Bernards, Chair
Roger E. Gower
Linda Hall Whitman

Governance and Nominating Committee Report

The Governance and Nominating Committee of the Board of Directors of the Company was created on February 7, 2003 and is composed of all non-employee independent members of the Board of Directors, namely James A. Bernards, Roger E. Gower, Linda Hall Whitman and Michael W. Wright. In accordance with its written charter adopted by the Board of Directors, the Governance and Nominating Committee assists the Board of Directors with fulfilling its responsibility regarding any matters relating to corporate governance including selection of candidates for the Company’s Board of Directors.  Its duties shall include oversight of the following: Principles of Corporate Governance by which the Company and the Board shall be governed; the codes of ethical conduct and legal compliance by which the Company and its directors, Executive Officers, employees and agents will be governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of Board members; and policies for succession planning for the Chief Executive Officer and Board members.  In addition, the Committee is responsible for annually reviewing the composition of the Board against a matrix of skills and characteristics focused on the governance and business needs and requirements of the Company, nominating and screening of Board member candidates, evaluating the performance of the Board and its members and terminating memberships of Board members in accordance with corporate policy for cause or other appropriate reasons.

The Governance and Nominating Committee has evaluated the Company’s Board with reference to a profile matrix of desirable skills and experience.  Based on this evaluation and the attributes on the existing members of the Board, the Governance and Nominating Committee believes that additional candidates for director should have international business experience, a general technology background or education and experience with company operations or organization development.  Experience as a chief executive officer or chief financial officer of a public company, particularly in the micro-electronic industry would be advantageous.  The Committee retains the right to modify these criteria as it deems appropriate.  The committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term.  In the case of new director candidates, the committee first determines whether the nominee is independent for Nasdaq purposes.  The committee then uses its network of contacts to compile a list of potential candidates meeting the Company’s minimum qualifications.  The Company may also engage, if it deems appropriate, a professional search firm to assist the committee in identifying director candidates.  The committee then meets to discuss and consider each potential candidate’s qualifications and chooses a candidate by majority vote.

The Governance and Nominating Committee will consider all bona fide director candidates recommended by shareholders provided the procedures set forth below are followed in submitting recommendations.  The committee does not intend to alter in any respect the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

Shareholders who wish to recommend one or more directors must provide written recommendation to the Governance and Nominating Committee of the Company.  Notice of a recommendation must include the shareholder’s name, address, the class and number of shares owned; the name, age, business address, residence address and current principal occupation, five year employment history with employer names and a description of the employer’s business of the nominee, the number of shares beneficially owned by the nominee, whether such nominee can read and understand basic financial statements and board memberships, if any.  The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.  The Company may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

A copy of the Governance and Nominating Committee Charter can be found on the Company’s website at www.augusttech.com.

Members of the Governance and Nominating Committee
James A. Bernards, Chair
Roger E. Gower
Linda Hall Whitman
Michael W. Wright

Manner of Shareholder Communication with the Board of Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors.  Shareholders may send written communications to the Board or any of the directors c/o Investor Relations, August Technology Corporation, 4900 West 78th Street, Bloomington, Minnesota.  All communications will be compiled by investor relations personnel of the Company and submitted to the Board or the individual directors on a periodic basis.

Policy Regarding Director Attendance at Annual Meetings

Our policy is that the directors who are up for election at the Annual Meeting should attend the Annual Meeting if reasonably possible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to compensation paid in each of the last three years ended December 31, 2004 for services provided by our Chief Executive Officer and the next four most highly compensated Executive Officers based on total annual salary and bonus paid or accrued during 2004.

				Long-Term Compensation
Name and Principal Position	Year	Annual Compensation		Securities Underlying Options (#)		All Other Compensation ($)(5)
		Salary ($)	Bonus ($)(1)
Jeff L. O’Dell	2004	288,750	69,300	—		5,002
Chief Executive Officer and	2003	225,812	121,938	—		4,547
Chairman of the Board	2002	203,000	—	10,000		4,136

David L. Klenk	2004	210,577	29,677	6,959	(2)	5,579
Chief Administrative Officer	2003	183,327	43,998	22,154	(3)	5,157
(former President and Chief	2002	140,000	—	15,000		4,729
Operating Officer)

D. Mayson Brooks	2004	205,846	31,305	18,631	(2)	4,920
Vice President, Global Sales	2003	183,077	48,446	6,251	(3)	4,555
and Field Operations	2002	168,000	10,000	56,500		4,165

Stanley D. Piekos	2004	200,971	28,324	49,932	(2)	6,500
Chief Financial Officer (4)	2003	144,327	34,638	135,632	(3)	912

Cory M. Watkins	2004	170,615	20,988	40,153	(2)	5,156
Chief Technology Officer	2003	124,854	13,125	2,134	(3)	3,746
	2002	106,000	—	37,541		3,330

(1)          Amounts represent cash bonuses earned for the indicated years.

(2)          Includes options granted to David L Klenk, D. Mayson Brooks, Stanley D. Piekos and Cory M. Watkins in 2005 for their performance in 2004.

(3)          Includes options granted to David L Klenk, D. Mayson Brooks, Stanley D. Piekos and Cory M. Watkins in 2004 for their performance in 2003.

(4)          Stanley D. Piekos joined August Technology in April 2003.

(5)          The amounts represent Company contributions under our 401(k) Plan.

Option Grants in 2004

The following table sets forth for each of the Executive Officers named in the Summary Compensation Table the stock options granted during 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2004	Exercise Price/Share ($)(6)(7)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (8)
						5% ($)	10% ($)
Jeff L. O’Dell	—		—	—	—	—	—

David L. Klenk	7,154	(1)	1.0	18.45	2/06/2014	83,009	210,360
	1,791	(2)	0.3	7.62	10/22/2014	8,583	21,750

D. Mayson Brooks	6,251	(1)	0.9	18.45	2/06/2014	72,531	183,808
	1,924	(1)	0.3	13.10	4/30/2014	15,851	40,169
	2,432	(1)	0.3	10.36	7/30/2014	15,845	40,155
	1,749	(2)	0.3	7.62	10/22/2014	8,382	21,240
	10,000	(4)	1.4	10.38	12/30/2014	65,279	165,430

Stanley D. Piekos	5,632	(1)	0.8	18.45	2/06/2014	65,349	165,606
	10,000	(3)	1.4	10.36	7/30/2014	65,153	165,112
	35,000	(4)	5.0	10.38	12/30/2014	228,477	579,007

Cory M. Watkins	2,134	(1)	0.3	18.45	2/06/2014	24,761	62,749
	10,000	(3)(5)	1.4	18.49	2/13/2014	116,283	294,683
	10,000	(3)	1.4	10.36	7/30/2014	65,153	65,112
	1,499	(2)	0.2	7.62	10/22/2014	7,183	18,204
	15,000	(4)	2.1	10.38	12/30/2014	97,919	248,146

(1)          The stock options have a ten-year term and vest 100% on the option grant date.

(2)          The stock options have a ten-year term and vest 100% on 02/19/05.

(3)          The stock options have a ten-year term and vest at a rate of 20% per year commencing on the option grant date.

(4)          The stock options have a ten-year term and vest at a rate of 34% on the option grant date and at a rate of 33% per year commencing on the first anniversary of the option grant date.

(5)          The stock option grants consist of incentive stock option (ISO) and non-qualified stock option (NQSO) grants.  The vesting, exercise price and terms of the ISO and NQSO grants are identical.

(6)          The stock options were granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by the closing price reported on the NASDAQ Stock Market on the date of grant.

(7)          The stock option exercise price may be paid in shares of Common Stock previously owned by the Executive Officer or in cash, unless the Board or one of its committees, in its sole discretion, rejects the optionee’s election to pay in stock.

(8)          The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission and therefore is not intended to represent either historical appreciation or anticipated future appreciation of our Common Stock price.

Aggregated Option Exercises in 2004 and Year-End Option Values

The following table provides information related to options exercised by the named Executive Officers during 2004 and the number and value of options held on December 31, 2004. August Technology does not have any outstanding stock appreciation rights.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Unexercised Options at December 31, 2004 (#)		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeff L. O’Dell	2,250	17,528	13,250	4,000	36,353	23,320
David L. Klenk	60,750	1,010,153	130,800	7,791	566,548	29,492
D. Mayson Brooks	49,335	710,225	93,957	26,849	198,730	79,907
Stanley D. Piekos (2)	—	—	53,532	127,100	150,205	597,145
Cory M. Watkins	30,000	453,652	32,003	27,999	61,266	40,426

(1)          Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

(2)          Includes options covering 5,000 shares that Mr. Piekos transferred to family members.

Employment Agreements and Severance Arrangements

The Company has entered into executive employment agreements with all of its Executive Officers including each of the following: Jeff L. O’Dell, David L. Klenk and  D. Mayson Brooks effective March 1, 2002, Stanley D. Piekos effective April 7, 2003 and Cory M. Watkins effective February 5, 2004 (each referred to as a Key Executive below).  These agreements supersede all prior agreements.  Pursuant to these agreements, each Key Executive has a set annual base salary that may be adjusted by the Chief Executive Officer or Board of Directors, which base salary is currently $295,000 for Mr. O’Dell, $215,000 for Mr. Klenk, $210,000 for Mr. Brooks, $215,000 for Mr. Piekos and $200,000 for Mr. Watkins.  The agreements set forth that the employment of each Key Executive may be terminated by mutual written agreement, by either party with thirty days written notice, by the Company for cause as defined therein, or by death of the Key Executive.  In the event the Company terminates the Key Executive’s employment without cause, mutual agreement or death, the Key Executive is entitled to severance equal to a standard severance period, except where change in control provisions are met whereby the severance is equal to a change in control severance period.  All of the agreements are identical in nature except for the specific terms set forth in the exhibit to the respective employment agreements defining employee title, manager, base salary, severance period, change in control severance and other special provisions.  The standard severance period is twelve months of base salary and the change in control severance is eighteen months of base salary.

Stock Performance Chart

The following graph compares the quarterly percentage change in the cumulative total shareholder return for our Common Stock during the fiscal year ended December 31, 2004 with the cumulative total return on the NASDAQ U.S. Index and the Philadelphia Semiconductor Index.  The comparison assumes $100 was invested on June 14, 2000 (the date that the August Technology stock began to be publicly traded) in August Technology Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.  The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*

AMONG AUGUST TECHNOLOGY CORPORATION,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE PHILADELPHIA SEMICONDUCTOR INDEX

*$100 invested on 6/14/00 in stock or index - including reinvestment of dividends.

  Fiscal year ending December 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the copies of forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during 2004, all Executive Officers, directors and greater than ten-percent beneficial owners complied with applicable filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934; provided, however, that, in 2004, the Company did not timely file a Form 4 to report an option grant to each of Stanley D. Piekos and Cory M. Watkins and Forms 4 to report two option grants to D. Mayson Brooks.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #3)

The Audit Committee of the Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit its consolidated financial statements for the 2005 fiscal year.  KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2004 and has been selected to act as our independent registered public accounting firm for the current year ending December 31, 2005.  Although we are not required to seek shareholder approval of this appointment, the Board of Directors believes it to be sound and prudent corporate governance to do so.  If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholders’ rejections and will reconsider the appointment.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement regarding financial and accounting matters of the Company, if they so desire, and will be available to respond to appropriate questions from our shareholders.

The following table presents fees paid by the Company for professional services rendered by KPMG  LLP for the years ended December 31, 2004 and 2003.

	Years ended December 31,
	2004	2003
Audit Fees	$143,000	$203,000
Audit Related Fees	203,000	14,500
Tax Fees	44,405	28,800
All Other Fees	—	—
	$390,405	$246,300

Audit Fees.  Consist of professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.  In 2003, these services included $84,000 paid to KPMG LLP in conjunction with the follow-on public offering completed by the Company in September 2003.

Audit-Related Fees.  In 2004, these fees consisted entirely of Section 404 compliance fees.  During 2003, these fees included assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  These services include employee benefit plan audits and accounting consultations in connection with acquisitions.

Tax Fees.  These fees consist of professional services for federal, state and international tax compliance and included $17,880 for assistance with matters related to acquisitions and the opening of foreign subsidiaries.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In 2004, all of the services performed by KPMG were pre-approved by the Audit Committee.

Vote.  The Board of Directors recommends that the shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2005.  Under applicable Minnesota law, approval of the ratification requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

OTHER BUSINESS

Management knows of no other matters to be presented at the 2005 Annual Meeting.  If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2006 annual meeting must be received by the Company by December 29, 2005 to be included in the Company’s proxy statement and related proxy for the 2006 annual meeting.  In addition, our Bylaws provide that a shareholder who desires to nominate a person for election to the Board of Directors at the 2006 annual meeting must give written notice to the Company on or before December 29, 2005.  Any such nomination must provide the information required by our Bylaws and comply with any applicable laws and regulations.

If a shareholder proposal intended to be presented at the 2006 annual meeting but not included in the proxy materials is received by the Company after April 16, 2006, then management named in the Company’s proxy for the 2006 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting.

All submissions should be made to the Corporate Secretary at our principal offices at 4900 West 78th Street, Bloomington, Minnesota 55435.

FORM 10-K

THE COMPANY WILL PROVIDE AT NO CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2005 ANNUAL MEETING.  PLEASE ADDRESS YOUR REQUEST TO THE ATTENTION OF SCOTT A. GABBARD, CHIEF ACCOUNTING OFFICER AND VICE PRESIDENT, FINANCE, AUGUST TECHNOLOGY CORPORATION, 4900 WEST 78TH STREET, BLOOMINGTON, MINNESOTA 55435. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT AS OF APRIL 13, 2005, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.  SHAREHOLDERS MAY ALSO ACCESS THE FORM 10-K, INCLUDING EXHIBITS, ON THE SEC WEBSITE AT WWW.SEC.GOV.

BY ORDER OF THE BOARD OF DIRECTORS

Jeff L. O’Dell
Chairman and Chief Executive Officer

Dated: May 2, 2005

Bloomington, Minnesota

AUGUST TECHNOLOGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 25, 2005

3:30 p.m.

AUGUST TECHNOLOGY CORPORATION

World Headquarters

4900 West 78th Street

Bloomington, Minnesota

August Technology Corporation
4900 West 78th Street, Bloomington, Minnesota 55435	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 25, 2005.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Jeff L. O’Dell and Stanley D. Piekos and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to August Technology Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Set the number of directors at six (6).		☐ For	☐ Against	☐ Abstain

2.	Election of Class II directors:	01 Linda Hall Whitman 02 Lynn J. Davis	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(except as withheld below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3.	Ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain

4.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark box ☐	Dated:	, 2005
Indicate changes below:

Signature(s) in Box
.

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.